                                                                    Exhibit 99.1

       Allied Healthcare International Inc. Promotes Paul D.J. Weston to
                         Acting Chief Financial Officer

   NEW YORK--June 26, 2006--Allied Healthcare International Inc.
(Nasdaq: AHCI) (AIM: AHI) announces that Paul D.J. Weston will be acting as interim Chief Financial Officer, replacing Charles F.
Murphy, who has resigned, effective June 26, 2006.

   Mr. Weston, 41 years old, has served as the Company's Financial
Director in the U.K. since 2005 and, as such, has been responsible for all the U.K. operating subsidiaries. Previously, from 2001 to 2004,
Mr. Weston was Group Financial Controller at SSL plc, and prior to that he spent seven years in various corporate finance positions for the European operations of Fruit of the Loom. Mr. Weston qualified with the Institute of Chartered Accountants (ACA) in 1990.

                   ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

    Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom.
Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the
U.K. population. Allied meets the needs of Private Patients, Community Care,
Nursing Homes and Hospitals. The company also supplies medical-grade oxygen for use in respiratory therapy to the U.K. pharmacy market and Northern Ireland and oxygen concentrators to customers in Northern Ireland. Following the award of the new oxygen contracts, the Company now also provides unified oxygen services directly to customers in the South East of England.

    CONTACT: The Investor Relations Group
             Adam Holdsworth, 212-825-3210